Exhibit 10.1

AMENDMENT NO. 1

TO

STOCK PURCHASE AGREEMENT

AND

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

PALMETTO BANCSHARES, INC.,

CAPGEN CAPITAL GROUP V LP

AND EACH OF THE OTHER

INVESTORS NAMED THEREIN

EACH DATED AS OF

MAY 25, 2010

AMENDMENT NO. 1

TO THE

STOCK PURCHASE AGREEMENT

AND THE

REGISTRATION RIGHTS AGREEMENT

This Amendment No. 1 (the “Amendment”), dated as of June 8, 2010, is to the Stock Purchase Agreement, dated as of May 25, 2010 (the “Stock Purchase Agreement”) by and among PALMETTO BANCSHARES, INC., a South Carolina corporation (the “Company”), and CAPGEN CAPITAL GROUP V LP, a Delaware limited partnership (“CapGen”), and each of the respective other investors set forth on the signature pages to this Agreement (collectively, with CapGen, the “Investors”) is dated as of June 3, 2010. This Amendment also amends the Registration Rights Agreement (the “Registration Rights Agreement”) between the Company and the Investors that is an exhibit to the Stock Purchase Agreement.

This Amendment modifies and clarifies certain terms of the Stock Purchase Agreement and the Registration Rights Agreement as set forth below to meet Investor requests. Capitalized terms used, but not defined herein, shall have the same respective meanings as provided in the Stock Purchase Agreement and Registration Rights Agreement, respectively.

In consideration of the premises, and other good and valuable consideration, the receipt of which is acknowledged, the parties, intending to be legally bound, agree as follows:

SECTION I.

AMENDMENTS TO THE STOCK PURCHASE AGREEMENT

Section 1.01 Section 1.05 of the Stock Purchase Agreement is amended to read in its entirety as follows:

“Section 1.05 Transaction Fees and Expenses. The Company has agreed as of the date hereof, whether or not the Private Placement is consummated, to (i) reimburse CapGen for legal fees and expenses in the amount of $250,000 and (ii) reimburse CapGen for all legal fees and expenses incurred with respect to negotiating this Agreement, the Registration Rights Agreement and the other terms of the Private Placement (including the Transaction) with Investors other than CapGen and any amendments to such agreements or the Private Placement; provided that the total amount of reimbursement to CapGen pursuant to this Section 1.05 shall not exceed $500,000.”

Section 1.02 The last sentence of Section 2.02 of the Stock Purchase Agreement is amended to read in its entirety as follows:

“Each of the Company and the Bank has all requisite corporate power and authority and has taken all corporate action necessary, subject to the receipt of the Shareholder Approvals described in this Agreement, in order to execute, deliver and perform its obligations under this Agreement and to consummate the Private Placement (including the Transaction).”

Section 1.03 Section 2.22 of the Stock Purchase Agreement is amended to change the word “limit” in the fourth line from the bottom of this Section to “would permit” so that Section 2.22 shall read in its entirety as follows:

“Section 2.22 Computer and Technology Security. The Company and the Subsidiaries have in place reasonable safeguards of the information technology systems utilized in the operation of the business of the Company and the Subsidiaries consistent with the guidance of its Regulatory Authorities, including the implementation of procedures intended to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components that in each case would permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to the Company’s knowledge there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.”

Section 1.04 The first sentence of Section 2.34 is amended to read as follows:

“The Company has no other agreements with any Investor to purchase shares of Common Stock on terms that are not substantially similar to the terms of this Agreement, except with respect to the allocation of payments and amounts due in the event of an Alternative Transaction under Section 9.18 below.”

Section 1.05 Section 3.02(b) of the Stock Purchase Agreement is amended to read in its entirety as follows:

“(b) No Investor, other than CapGen, is or will be, immediately following the Closing, a bank holding company under the BHCA. No Investor has or is acting in concert with any other Person other than with such Investor’s affiliates. Except for CapGen, each Investor represents and warrants that it does not and will not as a result of its purchase or holding of the Purchased Shares or any other securities of the Company have “control” of the Company or the Bank, and has no present intention of acquiring “control” of the Company or the Bank for purposes of the BHCA or, except as provided in the immediately following sentence, the Change in Bank Control Act. If required, Patriot Financial Partners, L.P. (“Patriot”) will file a notice under the Change in Bank Control Act with respect to Patriot’s purchase of Purchased Shares which would result in Patriot holding more than 9.9% and not more than 19.9% of the Company’s outstanding shares of Common Stock at all times following the Private Placement.”

Section 1.06 Section 4.01 of the Stock Purchase Agreement is amended to read in its entirety as follows:

“Section 4.01 Representations and Warranties to be True and Correct. The representations and warranties contained in Article 2 are true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects at and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except (i) to the extent such representations and warranties are limited expressly to an earlier date, in which case the accuracy of such representations and warranties shall be determined on and as of such date, and (ii) to the extent that such representations and warranties are qualified by the term “material” or “Material Adverse Effect,” such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct at and as of the applicable dates), and the chief executive officer of the Company shall have certified such compliance to the Investor in writing on behalf of the Company prior to Closing.”

Section 1.07 Section 4.04 of the Stock Purchase Agreement is amended to read in its entirety as follows:

“Section 4.04 Corporate Approvals; Shareholder Approvals. All corporate approvals to be taken by the Company in connection with the Private Placement (including the Transaction) shall have been obtained and remain in full force and effect. The Company’s shareholders shall have approved the amendment to the Company’s Amended and Restated Articles of Incorporation in the form attached as Schedule IV hereto, and such amendment to the Amended and Restated Articles of Incorporation shall have been filed with the South Carolina Secretary of State and be in full force and effect. The Company’s shareholders shall have approved any other matters, if any, with respect to the Private Placement (including the Transaction) which require approval by the Company’s shareholders pursuant to the Company’s articles of incorporation, bylaws, Applicable Law or otherwise.”

and a corresponding Schedule IV, attached hereto, shall be added.

Section 1.08 Section 4.05(a) is amended to read in its entirety as follows:

“(a) CapGen has received all regulatory approvals necessary to complete the Transaction, including approval of its application to the Federal Reserve to acquire control of the Company and the Bank (the “Investor Regulatory Application”). Patriot has received a written determination of non-control of the Company and the Bank from the Federal Reserve for purposes of the BHCA and has either received a notice of intent not to disapprove its acquisition of shares of Common Stock under the Change in Bank Control Act or has received a written determination from the Federal Reserve, or delivered a certificate from an officer of Patriot certifying information from the Federal Reserve, that no such notice under the Change in Bank Control Act is required.”

Section 1.09 Section 4.05(g) of the Stock Purchase Agreement is amended to add a sentence that reads as follows:

“Prior to Closing, on the Closing Date, the Company will update Section 2.07(a) and Section 2.25(b) of the Disclosure Schedule promptly upon the change of any information therein and deliver such updated information to CapGen and the Investors.”

Section 1.10 Section 4.07 of the Stock Purchase Agreement is amended to read in its entirety as follows:

“Section 4.07 Sales of Shares. At the Closing, the Company shall concurrently sell to all Investors, including CapGen, Common Stock in the Private Placement in the aggregate amount of not less than $100 million, in each case, at a purchase price per share of $2.60, in accordance with the terms of this Agreement.”

Section 1.11 A new sentence shall be added to Section 5.03, which will read in its entirety as follows:

“Patriot has received a written determination of non-control of the Company and the Bank from the Federal Reserve for purposes of the BHCA and has either received a notice of intent not to disapprove its acquisition of shares of Common Stock under the Change in Bank Control Act or has received a written determination from the Federal Reserve, or delivered a certificate from an officer of Patriot certifying information from the Federal Reserve, that no such notice under the Change in Bank Control Act is required.”

Section 1.12 A new Section 6.02(d) is added to the Stock Purchase Agreement, which will read in its entirety as follows:

“(d) Notwithstanding anything to the contrary contained in this Section 6.02, none of CapGen or any other Investor will be obligated to provide to the Company any documentation or information to the extent such documentation or information is confidential or proprietary to CapGen or such other Investor.”

Section 1.13 Section 6.04(b) of the Stock Purchase Agreement is amended to read in its entirety as follows:

“(b) As promptly as practicable following the date of this Agreement, the Company shall call a special meeting of its shareholders (the “Shareholders’ Meeting”) for the purpose of obtaining the Requisite Shareholder Vote in connection with this Agreement and the Proposals and shall use its reasonable best efforts to cause such Shareholders’ Meeting to occur as promptly as reasonably practicable and in any event no later than sixty (60) days after the date Investors have executed this Agreement to purchase $100 million of Purchased Shares. The Proxy Statement shall include the Company Board Recommendation, and the Board (and all applicable committees thereof) shall use its reasonable best efforts to obtain from the Company’s shareholders the Requisite Shareholder Vote in favor of the approval of the Proposals (the “Shareholder Approvals”).”

Section 1.14 Section 6.07 of the Stock Purchase Agreement is amended to read in its entirety as follows:

“Section 6.07 Board Matters

(a) Prior to the Closing Date, the Company shall expand the Board by up to three directors, and cause the Nominating and Corporate Governance Committee of the Board to nominate, and the Board shall have appointed, subject to the Closing, one designee of Patriot and up to two designees of CapGen each as a director of the Company to fill, effective as of the Closing, the vacancies created by such expansion of the Board. For so long as CapGen or Patriot or any of their affiliates, as applicable, owns more than 9.9% of the Company’s outstanding Common Stock, and subject to satisfaction of all legal and governance requirements applicable to all Board members regarding service as a director of the Company, the Company shall cause the nomination of one person designated by Patriot and up to two people designated by CapGen for election to the Board at each annual meeting at which the term of each such director expires, or upon the death, resignation, removal or disqualification of each such director, if earlier. Patriot and CapGen shall each provide written notice of such designees to the Company, together with any information pertaining to the nominated persons reasonably requested by the Company. Upon receipt of such notice and information, the Company shall do, or cause to be done, all things, and take, or cause to be taken, all actions necessary, including filing and actively seeking approvals of, all applications for prior approval of all Governmental Authorities under Applicable Law necessary or expedient to having such designees be elected and qualified to serve as members of the Company’s Board as soon thereafter as reasonably practicable. The Company shall also elect Patriot’s and CapGen’s designees to the Bank’s board of directors and to the board of directors of any other subsidiary requested by Patriot or CapGen, as applicable. After the Closing but prior to the election and qualification of Patriot or CapGen’s designees, as applicable, Patriot shall have the right to designate one non-voting observer, and CapGen shall have the right to designate two nonvoting observers to the boards of directors of each of the Company and the Bank.

(b) Each of Patriot’s and CapGen’s designees as a Company director shall provide the Company with a directors’ and officers’ questionnaire and provide such other background information as ordinarily requested by the Company from time to time of its other directors and officers.

(c) The Company shall waive any equity ownership requirements in connection with Patriot’s and CapGen’s designees and serving as director of the Company and the Bank based upon such Investor’s holdings of shares of Company Common Stock; provided, however, that, in accordance with Section 34-3-40 of the SCC, the Company agrees to issue to each of Patriot’s and CapGen’s designees as a director of the Company and the Bank and each of Patriot and CapGen agree that it, on behalf of each of their designees, shall each purchase for $2.60 per share and hold (subject to any regulatory approval) shares of Common Stock of the Company having an aggregate value of at least $500, which shares may be transferred to Patriot and CapGen and/or any future Person designated by Patriot or CapGen, as applicable, to serve as a director of the Company and the Bank. Each of Patriot and CapGen agree that its respective designees as Company directors will be an “Accredited Investor” within the meaning of the Securities Act.

(d) The Company shall waive, or exempt each of Patriot’s and CapGen’s designees from, any South Carolina residence requirements in its bylaws or other applicable policies.

(e) If required under Section 32 of the Federal Deposit Insurance Act (the “FDI Act”) or any other law, rule, regulation, order or requirement of any Governmental Authority, the Company shall promptly seek and use its reasonable best efforts to promptly obtain, all approvals necessary to having each of Patriot’s and CapGen’s designees to the board of directors approved by all applicable Governmental Authorities.

(f) Notwithstanding anything to the contrary in this Section 6.07, if, at any time, Patriot or CapGen, as applicable, owns 9.9% or less of the outstanding shares of Company Common Stock, then Patriot’s or CapGen’s right, as applicable, to nominate such members to the Company’s board of directors, the Bank’s board of directors, and the board of directors of any other subsidiary requested by Patriot or CapGen, as applicable, granted by this Section 6.07 will terminate and such right will be lost permanently, irrespective of whether Patriot’s or CapGen’s, as applicable, ownership of Company Common Stock increases again after the loss of such right. If, at any time, Patriot shall no longer have the right to designate a member of the Board pursuant to this Section 6.07(f), the number of designees that CapGen may designate shall be reduced to one.”

Section 1.15 Sections 6.10, 6.11, 6.13 and 6.14 of the Stock Purchase Agreement are amended such that references to “the prior written consent of CapGen” shall read “the prior written consent of 66 2/3% of the Investors and CapGen, based on the aggregate Purchase Price payable hereunder, at the date of determination by CapGen and the Investors” and all references to CapGen having such approval rights over other Investors are deleted.

Section 1.16 Section 6.12 of the Stock Purchase Agreement is amended to read in its entirety as follows:

“Section 6.12 Investor Call. CapGen will issue the Investor Call to its investors five days after receipt of the last approval of the Regulatory Authorities and the satisfaction (or waiver) of all other conditions under this Agreement needed for Closing of the Transaction.”

Section 1.17 Section 6.15(a) of the Stock Purchase Agreement is amended to read in its entirety as follows:

“(a) The Company and CapGen shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other, which consent shall not be unreasonably withheld or delayed; provided, however, that the Company may, without the prior consent of CapGen (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements or filings as may be required by Applicable Law or required by Section 6.15 (b) or (c) below.”

Section 1.18 Section 6.17 is amended to read in its entirety as follows:

“Section 6.17 Listing. The Company will not list or seek to list any of its securities on any securities exchange or other market that would result in the Private Placement or the Transaction or any aspect thereof requiring shareholder approval for any reason. Following the Closing and the Shareholders’ Meeting, the Company shall use its reasonable best efforts to list (the “Listing”) the shares of Common Stock on Nasdaq or another national securities exchange by nine months following the Closing Date.”

Section 1.19 Section 7.01 is amended to read in its entirety as follows:

“Section 7.01 Bank Holding Company Status. Following the Closing and as long as the Investor holds shares of the Company, no Investor other than CapGen shall have or exercise “control” for purposes of the BHCA of the Company or the Bank.”

Section 1.20 Section 7.02(a)(E) of the Stock Purchase Agreement is amended to read as follows:

“(E) up to 384,615 shares of Common Stock to be issued and sold to officers of the Company in connection with and upon the Closing at a cash purchase price of $2.60 per share (the “Executive Officer Investment”).

Section 1.21 A new Section 7.07 is added, which shall read in its entirety as follows:

“Section 7.07 If it is determined by the Federal Reserve or any other applicable Governmental Authority that Patriot is a “bank holding company” and controls directly or indirectly the Bank and one or more other depository institutions for purposes of Section 5(e) of the Federal Deposit Insurance Act, it shall give immediate notice to the Company and to any other company that then controls or is deemed to be in control of the Company or the Bank, and shall promptly take such actions so that it is no longer a bank holding company under the BHCA or in control, directly or indirectly, of the Bank, and so that the Bank has no liability under Section 5(e) of the Federal Deposit Insurance Act with respect to any other depository institution controlled, directly or indirectly, by Patriot. In the event the Company makes a non-prorata purchase of shares of its Common Stock, including purchases of fractional shares resulting from a stock split or similar transaction, (i) prior to the Listing, then the Company will simultaneously purchase any shares of Common Stock held by Patriot that would cause Patriot to hold more than 19.9% of the Company’s outstanding Common Stock immediately after such purchase, and (ii) following the Listing, then the Company shall give Patriot at least 20 days’ prior notice of such purchase and Patriot shall sell shares of Common Stock it holds so that at all times Patriot shall own not more than 19.9% of the Company’s outstanding shares of Common Stock.”

Section 1.22 Section 7.02(d) of the Stock Purchase Agreement is amended to read in its entirety as follows:

“(d) Anything to the contrary in this Section 7.02 notwithstanding, the preemptive right to purchase Covered Securities granted by this Section 7.02 shall terminate as of and not be available any time after the date on which the Investor sells greater than 50% of the Purchased Shares purchased by such Investor; provided that in the case of CapGen and Patriot, such preemptive right shall terminate in accordance with this Section 7.02(d) when and if CapGen or Patriot, as applicable, owns less than 4.9% of the outstanding Common Stock of the Company.”

Section 1.23 Section 7.05(b) of the Stock Purchase Agreement is amended to read in its entirety as follows:

“(b) The Company shall notify CapGen and each other Investor orally and in writing promptly (but in no event later than one Business Day) after receipt by the Company or any of the Representatives thereof of any proposal or offer from any person other than CapGen and the other Investors pursuant to this Agreement to effect an Acquisition Transaction or any request for non-public information relating to the Company or for access to the properties, books or records of the Company in connection with an Acquisition Transaction.”

Section 1.24 Section 7.06(c) of the Stock Purchase Agreement is amended to change the De Minimis Claim from $125,000 to $50,000 and to change the Threshold Amount from $750,000 to $250,000.

Section 1.25 Section 9.15 of the Stock Purchase Agreement is amended to change the first sentence to read in its entirety as follows:

“This Agreement, including the schedules hereto, the Registration Rights Agreement, each as amended hereby, and any other written agreement between any Investor and the Company entered into in connection herewith constitutes the final Agreement between the Parties.”

Section 1.26 Section 9.18 of the Stock Purchase Agreement is amended such that Section 9.18 shall read in its entirety as follows:

“(a) In the event that at any time from the date hereof through the 365th day following the date of termination of this Agreement (1) by the Company or (2) by CapGen as a result of a breach of Section 6.14 by the Company, upon or following any of the Company or any affiliate of the Company entering into one or more Alternative Transaction Agreements with respect to any Alternative Transaction or an Alternative Transaction is proposed to be consummated outside of this Agreement and specific performance pursuant to Section 9.02 is unavailable for any reason, then upon the determination of CapGen and Investors that are then parties to this Agreement (excluding any Investor that is or will be a party to the Alternative Transaction) which have subscribed to two-thirds (66 2/3%) of the Purchased Securities to be purchased by CapGen and such other remaining Investors:

(i) CapGen and all such Investors that are then parties to this Agreement (excluding any Investor that is or will be a party to the Alternative Transaction) shall receive the product of (x) the positive difference, if any, between the Alternative Transaction Amount and $2.60 and (y) 38,461,540 (the “Alternative Transaction Payment”) with CapGen being entitled to 70% of the total Alternative Transaction Payment and the other Investors that are then parties to this Agreement (excluding any Investor that is or will be a party to the Alternative Transaction) being entitled to 30% of the Alternative Transaction Payment; or

(ii) The Company and the parties to the Alternative Transaction will deliver to CapGen and the other Investors that are then parties to this Agreement (excluding any Investor that is or will be a party to the Alternative Transaction) the same number of (x) shares of Company Common Stock as the As-adjusted Purchased Shares or (y) the Alternative Transaction Securities that would result from the As-adjusted Purchased Shares, in each case at a price per share equal to the lesser of (A) the price per share to be paid by counterparties to the Alternative Transaction or the shareholders of such counterparties and (B) $2.60 per share. If, however, Alternative Transaction Consideration cannot be delivered for any reason as a result of pending Regulatory Approvals applicable to CapGen or any such other Investor and which approvals are expected by CapGen or such other Investor to be received no more than 80 days from the date the Alternative Transaction Agreement was entered into, then each of CapGen and any such other Investor separately and individually may elect to defer receipt of the Alternative Transaction Compensation for up to 80 days or demand, at any time, in lieu of the Alternative Transaction Compensation, the Alternative Transaction Payment;

provided, that, if the Alternative Transaction Payment is selected, in no event except as set forth in Section 9.18(b) below, shall CapGen and the Investors receive less than an aggregate of $5.0 million allocated 70% to CapGen and 30% to all the other Investors that are then parties to this Agreement (excluding any Investor that is or will be a party to the Alternative Transaction).

(b) Notwithstanding the proviso at the end of Subsection 9.18(a) indicated above and without duplicating the minimum amount set forth in the preceding clause, in the event of an Alternative Transaction where the consideration paid to the Company is the same or less per share or per equivalent share than that paid per share or per equivalent share hereunder, then the Company shall pay CapGen and the other Investors a transaction fee of $5.0 million, with CapGen being entitled to 70% of the total Alternative Transaction Payment and the other Investors that are then parties to this Agreement (excluding any Investor that is or will be a party to the Alternative Transaction) being entitled to 30%. In no event shall more than one such $5 million payment be made. If an Alternative Transaction consists of an aggregate investment of less than $85 million, no Alternative Transaction Payment or Alternative Transaction fee shall be payable.

(c) Any Alternative Transaction Payment and other cash payable otherwise under this Section 9.18 will be payable jointly and severally by the

Company, the Bank and the Company’s counterparties to such Alternative Transaction. Except as CapGen may elect under this Subsection 9.18(b), any Alternative Transaction Compensation or Alternative Transaction Payment shall be payable immediately upon the entry into the Alternative Transaction Agreement.

(d) The Alternative Transaction Payment or the Alternative Transaction Compensation will not be payable upon termination of this Agreement only if (i) the Company’s Board has unanimously approved this Agreement and the Transaction contemplated herein and recommended that the Company’s shareholders vote to approve the Transaction and has not modified or rescinded such approval or modified or withdrawn such recommendation to the Company’s shareholders, (ii) the Company’s directors and officers have voted all their shares of Company Common Stock as provided in Section 2.27 pursuant to the Insider Shareholder Vote and (iii) CapGen has not received all necessary Regulatory Authority approvals needed for its investment in the Purchased Shares by not later than December 31, 2010 or CapGen has breached its obligations under Section 3.06 hereof.

(e) The Company and the Bank acknowledge and agree, jointly and severally, that this Section 9.18 is an integral part of the Transaction and is in recognition of the time, expense and efforts expended and to be expended by CapGen as the lead Investor, and that, without this Section 9.18, CapGen would not enter into this Agreement. Accordingly, if the Alternative Transaction Payment or the Alternative Transaction Compensation is not promptly paid or issued and, in order to obtain such consideration, CapGen commences a lawsuit or action that results in a judgment for any of such Alternative Transaction Payment or Alternative Transaction Compensation, the Company’s counterparties to such Alternative Transaction shall pay in cash to CapGen its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with enforcing CapGen’s rights under this Section 9.18 and Section 1.05, including with respect to such lawsuit or other action, and the Company and the Bank agree jointly and severally to further guarantee such payment. Payment of the Alternative Transaction Payment or the Alternative Transaction Compensation described in this Section 9.18 shall be the exclusive remedy for termination of this Agreement as specified in Section 9.18 and shall be in lieu of other damages incurred in the event of any termination of this Agreement, but shall not prevent CapGen from obtaining specific performance as provided in Section 9.02 in all other cases.

(f) For purposes of this Section 9.18, the following terms shall have respective meanings set forth below:

“Alternative Transaction” means any transaction by or with the Company or any affiliate of the Company and any person other than CapGen (including any transaction with an Investor other than CapGen where CapGen is not the lead investor) which is in lieu of the Transaction in whole or in part.

“Alternative Transaction Agreement” means any agreement, letter of intent, term sheet, arrangement or understanding, whether or not binding that provides for or contemplates an Alternative Transaction, provided, that, following the termination of this Agreement, this term shall only refer to any executed agreement that is or purports to be binding upon the Company and/or the Bank.

“Alternative Transaction Amount” means the total fair market value per share paid for Company Common Stock in an Alternative Transaction where the Company is the surviving or continuing entity. If security convertible into, or exercisable or exchangeable for Common Stock, whether directly or indirectly, is to be sold or issued in the Alternative Transaction, the Alternative Transaction Amount shall be the amount paid per share of Common Stock on an as-converted basis.

“Alternative Transaction Consideration” means the total fair market value of the Alternative Transaction Securities and all other consideration (including cash) receivable by the Company or holders of shares of Company Common Stock in an Alternative Transaction where the Company is not the surviving or continuing entity. If a security convertible into, or exercisable or exchangeable for Common Stock, whether directly or indirectly, is to be sold or issued in the Alternative Transaction, the Alternative Transaction Consideration as the higher of the amount so paid or on as-converted basis.

“Alternative Transaction Securities” means the shares of capital stock and other securities of any acquirer of the Company that would be issuable to CapGen and the other Investors hereunder if CapGen and the other Investors held As-adjusted Purchased Shares immediately prior to the Alternative Transaction.

“As-adjusted Purchased Shares” means the number of shares of Company Common Stock needed to be delivered by the Company upon completion of an Alternative Transaction to insure that CapGen’s and the other Investors’ respective ownership of the Company immediately following the Alternative Transaction would be the same as if the Transaction had been consummated.”

Section 1.27 Section 2.26 of the Disclosure Schedule regarding the Placement Agent’s fees is amended as provided in attached Schedule 1.08.

Section 1.28 Certain cross references in the Stock Purchase Agreement are corrected as follows:

(a) In Section 1.02, the preamble to Article IV and Section 9.09, the references to Section 4.06 are changed to Section 4.05;

(b) In Section 6.15, the reference to Section 6.13 is changed to Section 6.15;

(c) In Section 7.06 and Section 9.07, the references to Section 7.07 are changed to Section 7.06; and

(d) In Section 8.01(g), the reference to Section 8.01(h) is changed to Section 8.01(g).

SECTION II.

AMENDMENTS TO THE REGISTRATION RIGHTS AGREEMENT

Section 2.01 Section 2.1(a)(i) is amended to change the filing deadline to the 30th day following the Closing and to clarify the Shelf Termination Date. Section 2.01(a)(i) of the Registration Rights Agreement shall read in its entirety as follows:

“SECTION 2. REGISTRATION

2.1 Demand Registration and Shelf Registration.

(a) Mandatory Registration.

(i) The Company shall use its reasonable best efforts to file by the 30th day following the Closing (such date, the “Filing Deadline”), with the SEC, a registration statement on Form S-1 or such other SEC form which the Company is eligible to use with respect to the resale from time to time, whether underwritten or otherwise, of the Registrable Securities by the Holders. The Company shall use Form S-3, if it is then eligible to use Form S-3. The Company shall use its reasonable best efforts to promptly respond to all SEC comments, if any, related to such registration statement but in any event within two weeks of the receipt thereof, and shall use its reasonable best efforts to obtain all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all of the Holders’ Registrable Securities, including causing such registration statement to be declared effective by the SEC as soon as practicable after filing and no later than the Effectiveness Deadline. The Company shall use its reasonable best efforts to maintain the effectiveness of the registration effected pursuant to this Section 2.1(a) at all times. The registration contemplated by this Section 2.1(a) is referred to herein as the “Mandatory Registration.” The Mandatory Registration shall be filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect) (a “Shelf Registration”). So long as any such Shelf Registration is effective as required herein and in compliance with the Securities Act and is usable for resale of Registrable Securities, the Holders shall be entitled to demand any number of takedowns (including underwritten takedowns, provided that (i) the Registrable Securities requested to be included in such underwritten takedown constitute at least 25% of the Registrable Securities then outstanding or (ii) the anticipated aggregate offering price based on the then-current market prices, net of underwriting discounts and commissions, would exceed $10,000,000 from the Shelf Registration. In connection with any such takedown, the Company shall take all customary and reasonable actions that the Company would take in connection with an underwritten registration pursuant to Section 2.3 (including, without limitation, all actions referred to in Section 2.5 necessary to effectuate such sale in the manner determined by the Holders of at least a majority of the Registrable Securities to be included in such underwritten takedown). The Company shall use its reasonable best efforts to cause the registration statement or statements filed hereunder to remain effective until such date (the “Shelf Termination Date”) that is the earlier of (i) the date on which all Registrable Securities included in the registration statement shall have been sold to the public by a Holder either pursuant to a registration statement or Rule 144, or shall otherwise have ceased to be Registrable Securities and (ii) the date that all Registrable Securities covered by such registration statement may be sold without volume or manner of sale restrictions under Rule 144 (after taking into account any Holder’s status as an Affiliate of the Company) for purposes of Rule 144 and without the requirement for compliance by the Company with the current public information requirements under Rule 144(c)(1) or, if applicable, Rule 144(i)(2), as determined by counsel to the Company (the “Effectiveness Period”). In the event the Mandatory Registration must be effected on Form S-1 or any similar long-form registration as the Company may elect or is required to use, such registration shall nonetheless be filed as a Shelf Registration and the Company shall use its reasonable best efforts to keep such registration current and effective, including by filing periodic post-effective amendments to update the information therein, as determined by counsel to the Company, including the financial statements contained in such registration statement in accordance with Regulation S-X promulgated under the Securities Act until the Shelf Termination Date. The Company shall not include in the Mandatory Registration any securities which are not Registrable Securities without the prior written consent of the Holders of at least a majority of the Registrable Securities included in such registration. The Company shall request effectiveness of a Registration Statement as of 5:00 P.M. New York City time on a Business Day. The Company shall promptly notify the Holders via facsimile or electronic mail in a “.pdf” format data file of the effectiveness of a Registration Statement within one (1) Business Day of the Effective Date. The Company shall, by 9:30 A.M. New York City time on the first Business Day after the Effective Date, file a final Prospectus with the Commission, as required by Rule 424(b).

Section 2.02 Section 2.1(a)(ii) is changed to add the following three sentences at the end of such Section:

“Notwithstanding anything contained in this Agreement to the contrary, no Holder shall be named as an underwriter in any registration statement (whether or not pursuant to SEC Guidance) without the prior written consent of such Holder. If such consent is not granted by the Holder, the Company shall no longer have any obligations to register such Holder’s Shares only with respect to such registration statement but shall continue to have such obligation with respect to any subsequent registration statement filed with respect to Registrable Securities or a piggyback registration pursuant to Section 2.2, in each case, provided such Holder consents to be named an underwriter therein if and as required for such subsequent registration statement, on the same bases as provided in this Section 2.1(a)(ii). If the Company requests the consent of any Holder to be named as an underwriter in a registration statement, the Company shall simultaneously furnish to such Holder the form of registration statement proposed to be filed along with any additional materials that such Holder may reasonably request.”

Section 2.03 Section 2.4(h) is amended by adding the following sentence at the end of such Section:

“If any Holder is named as an underwriter in any registration statement (after consent of such Holder), then all references to underwriters in this Section 2.4(h) shall include all Holders named as underwriters in such registration statement; provided the Investor shall cooperate with the Company and supply such information or responses required to permit the Company’s independent registered public accountants to provide a “comfort” letter to such Investor, and provided further that the Company shall direct its counsel and independent registered public accountants to deliver legal opinions and “comfort” letters respectively, to any such persons deemed underwriters.

Section 2.04 Certain cross references are corrected in Section 2.8 as follows:

(a) The reference to Section 2.9 in Section 2.8(a) is changed to Section 2.8(a), and the reference in the first line of Section 2.8(c) is changed from Section 2.9 to Section 2.8.

Section 2.05 Section 3.10 is changed to read in its entirety as follows:

“3.10 Entire Agreement. This Agreement, the Stock Purchase Agreement and any other agreement entered into between any Investor and the Company in connection herewith constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof.”

Section 2.06 Miscellaneous.

This Amendment shall be governed by the laws of the State of New York without giving effect to its conflicts of law principles and may be executed in multiple counterparts, each of which shall constitute an original, all of which, collectively, shall constitute one and the same Amendment No. 1. By executing this Amendment, the undersigned acknowledge and agree that they are parties to a Stock Purchase Agreement and a Registration Rights Agreement, respectively. Except as expressly modified herein, all terms of the Stock Purchase Agreement and the Registration Rights Agreement are hereby ratified and affirmed by each of the parties hereto and such Agreement shall remain in full force and effect unmodified hereby.

Each of the undersigned have executed or caused this Amendment No. 1 to be executed as of the date first above written by their respective duly authorized officials.

PALMETTO BANCSHARES, INC.

By:
Name: Samuel L. Erwin Title: Chief Executive Officer

Joined in by the Bank as to Section 2.02 (as to the Bank only) and Section 9.18 only in consideration of the capital to be provided to the Bank from proceeds of the Private Placement and other good and valuable consideration, the receipt of which is acknowledged.

THE PALMETTO BANK

By:
Name:
Title:

CAPGEN CAPITAL GROUP V LP CAPGEN CAPITAL GROUP V LLC, THE GENERAL PARTNER OF CAPGEN CAPITAL GROUP V LP

By:
Name: John P. Sullivan
Title: Managing Director

INVESTOR

Name Of Investor

By:
Name:
Title:

Address for Notices:

SCHEDULE 1.08

No change from the fees set forth in the Stock Purchase Agreement.

SCHEDULE IV

The Corporation shall have the authority, exercisable by its Board of Directors, to issue up to 75,000,000 shares of common stock, par value $.01 per share, and to issue up to 2,500,000 shares of preferred stock, par value $.01 per share. The Board of Directors shall have the authority to specify the preferences, limitations and relative rights (within the limits set forth in Section 33-6-101 of the South Carolina Business Corporation Act of 1988, or any successor provision or redesignation thereof, as applicable) of the preferred stock or one or more series within the class of preferred stock. Without limiting the foregoing, and notwithstanding anything to the contrary in these Article of Incorporation with respect to directors generally, whenever the holders of preferred stock, or one or more series of preferred stock, issued by the Corporation shall have the right, voting separately or together by class or series, to elect one or more directors at an annual or special meeting of shareholders, the election, term of office, terms of removal, filling of vacancies and other features of such directorship(s) shall be governed by the rights of such preferred stock as set forth in the articles of amendment adopted by the Board of Directors that determines the preferences, limitations and relative rights of such class or series. Except as otherwise required by law, holders of preferred stock, including any series of preferred stock, shall be entitled only to such voting rights, if any, as shall be expressly granted thereto by these Articles of Incorporation. References to “these Articles of Incorporation” refer to the Corporation’s Articles of Incorporation, as the same shall be amended from time to time, including, without limitation, amendments adopted by the Board of Directors that determine the preferences, limitations and relative rights of the preferred stock or one or more series within the class of preferred stock.